Callaway Golf To Present At The 29th Annual ROTH Conference In Orange County, California

CARLSBAD, Calif., March 10, 2017 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced that it will be presenting at the 29th Annual ROTH Conference on Tuesday, March 14th at approximately 3:00pm Pacific Daylight Time.

A live webcast of the conference presentation can be accessed at http://wsw.com/webcast/roth31/ely. Please go to the website at least 15 minutes prior to the scheduled event to register and for instructions on how to access the webcast. The broadcast will be archived and available for 90 days following the live presentation and can be accessed at the same website.

The Company's presentation materials are available through the Webcasts & Presentations section of the Company's Investor Relations website at http://ir.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

Contact:	Robert Julian
Patrick Burke
(760) 931-1771